UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G - AMENDMENT 2

(Name of Issuer)
Spaghetti Warehouse, Inc.

(Title of Class of Securities)
Common Stock

(CUSIP Number)
846329100

NAME OF REPORTING PERSON
Private Capital Management, Inc.

I.R.S. IDENTIFICATION NO.
59-2756929

MEMBER OF A GROUP?
(b) X

PLACE OF ORGANIZATION
Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 0
SHARED VOTING POWER 0
SOLE DISPOSITIVE POWER 0
SHARED DISPOSITIVE POWER 498900

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
498900

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
8.8%

TYPE OF REPORTING PERSON
IA

NAME OF REPORTING PERSON
SPS Partners, L.P.

I.R.S. IDENTIFICATION NO.
65-0496234

MEMBER OF A GROUP?
(b) X

PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 0
SHARED VOTING POWER 0
SOLE DISPOSITIVE POWER 0
SHARED DISPOSITIVE POWER 291000

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
291000

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
5.1%

TYPE OF REPORTING PERSON
IA

NAME OF REPORTING PERSON
Bruce S. Sherman

I.R.S. IDENTIFICATION NO.
###-##-####

MEMBER OF A GROUP?
(b) X

CITIZENSHIP
U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 5600
SHARED VOTING POWER 0
SOLE DISPOSITIVE POWER 5600
SHARED DISPOSITIVE POWER 789900

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
795500

AGGREGATE AMOUNT BENEFICIALLY OWNED EXCLUDES CERTAIN SHARES
(yes)

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
14.0%

TYPE OF REPORTING PERSON
IN

NAME OF REPORTING PERSON
Michael J. Seaman

I.R.S. IDENTIFICATION NO.
###-##-####

MEMBER OF A GROUP?
(b) X

CITIZENSHIP
U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 10000
SHARED VOTING POWER 0
SOLE DISPOSITIVE POWER 10000
SHARED DISPOSITIVE POWER 0

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10000

AGGREGATE AMOUNT BENEFICIALLY OWNED EXCLUDES CERTAIN SHARES
(yes)

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
 .2%

TYPE OF REPORTING PERSON
IN

NAME OF REPORTING PERSON
Gregg J. Powers

I.R.S. IDENTIFICATION NO.
###-##-####

MEMBER OF A GROUP?
(b) X

CITIZENSHIP
U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 7100
SHARED VOTING POWER 0
SOLE DISPOSITIVE POWER 7100
SHARED DISPOSITIVE POWER 0

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7100

AGGREGATE AMOUNT BENEFICIALLY OWNED EXCLUDES CERTAIN SHARES
(yes)

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
 .1%

TYPE OF REPORTING PERSON
IN

ITEMS 1 - 10 OF GENERAL INSTRUCTIONS

Item 1.
(a)Name of Issuer:  Spaghetti Warehouse, Inc.
(b)Address of Issuer:  402 West I-30, Garland, TX  75043

Item 2.
(a)Name of Person Filing:  See Exhibit 1
(b)Address of Person Filing:3003 Tamiami Trail N., Naples, FL  33940
(c)Citizenship:  See Exhibit 1
(d)Title of Class of Securities:  Common Stock
(e)CUSIP Number:  846329100

Item 3.
The reporting person is filing as an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

Item 4. Ownership
(a)Amount Beneficially Owned:  See Exhibit 1
(b)Percent of Class:  See Exhibit 1
(c)Number of Shares as to which such person has:
(i)sole power to vote or to direct the vote:
     See Exhibit 1
(ii)shared power to vote or to direct the vote:
     See Exhibit 1
(iii)sole power to dispose or to direct the disposition of:
     See Exhibit 1
(iv)shared power to dispose or to direct the disposition of:
     See Exhibit 1

Item 5. Ownership of Five Percent or Less of Class:
        N/A

Item 6. Ownership of More than Five Percent on Behalf of Another
Person: N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding
Company: N/A

Item 8. Identification and Classification of Members of the Group:
        See Exhibit 1

Item 9. Notice of Dissolution of Group:
        N/A

Item 10. Certification:
        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   See Exhibit 2
Signature:  See Exhibit 2
Name/Title: See Exhibit 2



                    Exhibit 1


Item 2.
(a) Name of Person Filing
     1)  Private Capital Management, Inc.
     2) *SPS Partners, L.P.
     3) *Bruce S. Sherman
     4) *Michael J. Seaman
     5) *Gregg J. Powers

(c)Citizenship
     1)  Florida
     2)  Delaware
     3)  U.S.
     4)  U.S.
     5)  U.S.

Item 4.
(a) Amount Beneficially Owned
     1) 498900
     2) 291000
     3) 795900
     4)  10000
     5)   7100

(b) Percent of Class
     1)  8.8
     2)  5.1
     3) 14.0
     4)   .2
     5)   .1

(c) Number of shares as to which such person has:
   (i)   sole power to vote or to direct the vote
         1) 0
         2) 0
         3) 5600
         4) 10000
         5) 7100

   (ii)  shared power to vote or to direct the vote
         1)  0
         2)  0
         3)  0
         4)  0
         5)  0

   (iii) sole power to dispose or to direct the disposition of
         1)  0
         2)  0
         3)  5600
         4)  10000
         5)  7100

   (iv)  shared power to dispose or to direct the disposition of
         1)  498900
         2)  291000
         3)  789900
         4)  0
         5)  0

*Bruce S. Sherman is President of Private Capital Management, Inc. ("PCM") and exercises shared dispositive power with respect to shares held by it on behalf of its clients. Mr. Sherman is also the Managing General Partner of SPS Partners, L.P. ("SPS") which acts as the Investment Advisor for the Entrepreneurial Value Fund, L.P.("EVF"), and exercises shared dispositive power with respect to those shares. Mr. Powers and Mr. Seaman are employees of PCM or affiliates thereof and (i) do not exercise sole or shared dispositive or voting powers with respect to shares held by PCM or SPS, (ii) disclaims beneficial ownership of shares held by Mr. Sherman, PCM and SPS, and (iii) disclaims, along with Mr. Sherman, the existence of a group.



Exhibit 2


Signature


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  September 4, 1997



___________________________________________
Bruce S. Sherman
President of Private Capital Management, Inc.




____________________________________________
Bruce S. Sherman
Managing General Partner of SPS Partners, L.P.




____________________________________________
Bruce S. Sherman
Individually



_____________________________________________
Gregg J. Powers
Individually



____________________________________________
Michael J. Seaman
Individually